Exhibit 17.1

Date: November 6, 2006

To the Board of Directors of Seward Sciences, Inc.

I hereby resign as director of the company.

Very truly yours,

/s/ Michael Weiser, M.D., Ph.D.

Michael Weiser, M.D., Ph.D.